UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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The Empire District Electric Company
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THE EMPIRE DISTRICT ELECTRIC COMPANY

602 S. Joplin Avenue

Joplin, Missouri 64801

PROXY SUPPLEMENT, DATED JUNE 8, 2016

TO

DEFINITIVE PROXY STATEMENT, DATED MAY 3, 2016

This proxy supplement amends and supplements the definitive proxy statement dated May 3, 2016 (the “definitive proxy statement”) that was initially mailed to shareholders of The Empire District Electric Company (“Empire”) on or about May 3, 2016, for a special meeting of Empire shareholders to be held on June 16, 2016, at the Joplin Convention Center, 3535 Hammons Blvd., Joplin, Missouri, at 9:00 a.m., local time. The purpose of the special meeting, among other things, is to consider and vote on the proposal to adopt the Agreement and Plan of Merger, dated as of February 9, 2016 (the “merger agreement”), by and among Empire, Liberty Utilities (Central) Co. (an indirect subsidiary of Algonquin Power & Utilities Corp.) and Liberty Sub Corp., a wholly owned direct subsidiary of Liberty Utilities (Central) Co., as it may be amended from time to time. That proposal and the other proposals to be voted on at the special meeting are described in more detail in the definitive proxy statement.

YOUR VOTE IS VERY IMPORTANT. Empire urges any of its shareholders who have not already submitted a proxy for use at the special meeting to do so promptly. Empire’s shareholders may vote at the special meeting in any of the ways described in the section of the definitive proxy statement entitled “The Special Meeting—Voting of Proxies.”

If you have already submitted a proxy, you may change your vote or revoke your proxy in any of the ways described in the section of the definitive proxy statement entitled “The Special Meeting—Revocability of Proxies.” No action in connection with this proxy supplement is required if you have previously delivered a proxy and do not wish to change your vote or revoke your proxy.

If you have any questions or need assistance voting your shares of Empire’s common stock, please contact Morrow & Co., LLC, our proxy solicitor, by calling (800) 206-5879 (toll-free).

The information contained herein speaks only as of June 8, 2016, unless such information specifically indicates that another date applies. Nothing in this proxy supplement, the memorandum of understanding discussed below or any stipulation of settlement shall be deemed an admission of the legal necessity or materiality of any of the disclosures set forth herein.

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT

The following information amends or supplements the definitive proxy statement, and you should read such information in conjunction with the definitive proxy statement. Any page references in the information below are to pages of the definitive proxy statement, and any defined terms used but not defined below have the meanings set forth in the definitive proxy statement.  The additional language is shown as underlined.

Legal Proceedings Regarding the Merger

The following disclosure supplements and restates the first full paragraph on page 7 of the definitive proxy statement.

On March 24, 2016, a purported shareholder of Empire filed a complaint styled as a class action lawsuit in the District Court for the 3rd Judicial District, in and for Shawnee County, Kansas (the “Court”). The shareholder filed an amended complaint on April 15, 2016. The case caption for the lawsuit is as follows:

The following disclosure is inserted as the third and fourth full paragraphs on page 7 of the definitive proxy statement.

On June 7, 2016, following arm’s length negotiations, Empire and other defendants entered into a Memorandum of Understanding (the “MOU”) providing for the settlement, subject to court approval, of all claims asserted in the Halberstam complaint against all defendants.  In connection with the MOU, Empire has agreed to make additional disclosures related to the merger in this proxy statement.  Empire and the other defendants that entered into the MOU did so solely to avoid the costs, risks and uncertainties inherent in litigation and without admitting any liability or wrongdoing, and vigorously denied, and continue to vigorously deny, that they committed any violation of law or engaged in any wrongful acts alleged in the Halberstam complaint.

The parties to the MOU have agreed to attempt in good faith to finalize and execute a stipulation of settlement and to present the stipulation of settlement to the Court for final approval. The stipulation of settlement will be subject to customary conditions, including approval by the Court. The stipulation of settlement will provide for, among other things, certification of the alleged class as a non-opt-out class action and an award of plaintiff’s reasonable attorneys’ fees and expenses.  The stipulation of settlement will also provide for the release of any and all claims arising out of or relating to the merger.  The settlement is subject to final Court approval following notice to the class members.  There can be no assurance that the settling parties will ultimately enter into a stipulation of settlement or that the Court will approve the settlement.  In such event, or if the merger is not consummated for any reason, the proposed settlement will be null and void and of no force and effect.

Background of the Merger

The following disclosure supplements and restates the first full paragraph on page 30 of the definitive proxy statement.

After discussion and consideration of the information received during the meeting, including with respect to Empire’s strategic alternatives, the Board determined that it needed additional information and directed Mr. Brad Beecher, President and Chief Executive Officer of Empire, to work with Moelis and Mr. Randy Laney, Chairman of the Board of Empire, to develop an engagement letter with Moelis which would authorize Moelis, at the direction of the Board, to solicit market information more specific to Empire’s current financial and market positioning to determine if the potential transaction multiples and premiums described in Moelis’ presentation could be applicable to Empire.  Due in part to Moelis’ experience and strong reputation of advising utility companies (including in connection with recent merger transactions), the Board decided not to interview additional financial advisors.

The following disclosure supplements and restates the second full paragraph on page 31 of the definitive proxy statement.

Between November 20, 2015 and November 30, 2015, seven potential counterparties—Algonquin and companies that we respectively refer to as Bidder A, Bidder B, Bidder C, Bidder D, Bidder E and Bidder F—entered into nondisclosure agreements with Empire.  We refer to each counterparty that executed a non-disclosure agreement as a Bidder and, collectively, as the Bidders.  Each Bidder’s executed non-disclosure agreement (including Bidder G) includes standstill provisions that, for a period of either two or three years, limit the ability, unless waived, amended or terminated by Empire, of such Bidder to participate in unsolicited bids either publicly or privately, and includes provisions prohibiting such Bidder from requesting, directly or indirectly, that Empire amend, waive or terminate such standstill provisions, or take any action that might require Empire to make a public announcement with respect to the non-disclosure agreement.  Empire retained the right under the merger agreement to waive these provisions to permit a takeover proposal or unsolicited bid to be made by such Bidder.  Empire has not amended, waived or terminated any of these standstill provisions to permit a takeover proposal or unsolicited bid to be made by any such constricted Bidder.  Three potential counterparties informed Moelis that they were not interested in participating in Phase I and did not execute non-disclosure agreements.

The following disclosure supplements and restates the third full paragraph on page 32 of the definitive proxy statement.

On December 17, 2015, Empire received nonbinding indicative proposals from each of Algonquin and Bidders B, D and F.  On December 18, 2015, Empire received a nonbinding indicative proposal from Bidder E. Algonquin’s indicative proposal included a per share offer price of $31.00.  The indicative proposals of the other Bidders included per share offer prices of (i) in the case of Bidder B, a range of $27.18 to $29.45, (ii) in the case of Bidders D and E, $28.00, and (iii) in the case of Bidder F, $30.00; however, Bidder E and Bidder F’s non-binding indicative proposals each requested an exclusivity period during which such Bidder would finalize due diligence and Empire would exclusively negotiate the terms of a definitive agreement with such Bidder.  Also on December 17, 2015, following submission of their nonbinding indicative proposal, a representative of Algonquin contacted Moelis and indicated that, subject to access to non-public information, Algonquin might be able to potentially increase its offer and would be prepared to conduct its due diligence of Empire in an expedited timeframe.

The following disclosure supplements and restates the third full paragraph on page 35 of the definitive proxy statement.

On February 4, 2016, the Board held a meeting that was also attended by officers of Empire and representatives of Moelis and Cahill.  At that meeting, representatives of Moelis provided an update to the Board of the Phase II process, including the discussions Moelis had with the Bidders.  Among the information conveyed was Bidder G’s intent to provide a final bid around February 25, 2016, which was the deadline for submission of such bids.  Representatives of Moelis and Cahill and Mr. Beecher reviewed with the Board the final proposal received from Algonquin, including the per share offer price and the mark up of the draft merger agreement.  Moelis provided a preliminary financial overview and analysis of Empire on a standalone basis and the Algonquin proposal.  A representative of Cahill provided a summary of the revised draft of the merger agreement and parent guarantee.  The representative of Cahill also provided a summary, as well as the terms of the exclusive negotiations agreement.

The following disclosure supplements and restates the fourth full paragraph on page 35 of the definitive proxy statement.

A representative of Moelis then reviewed certain information provided by Moelis with respect to prior engagements or potential engagements that Moelis had with Algonquin and the other potential counterparties.  As to Algonquin, Moelis advised Algonquin in connection with two potential merger and acquisition transactions that did not involve Empire and never progressed to the stage where an engagement letter was executed by Moelis and Algonquin.  Moelis did not receive any fees from Algonquin.  Moelis has informed us that it is not currently acting as a financial advisor to Algonquin.  The Board determined, in consultation with Cahill, that none of the disclosed engagements presented a significant conflict.

The following disclosure supplements and restates the sixth full paragraph on page 35 of the definitive proxy statement.

Between February 5, 2016 and February 9, 2016, representatives of Cahill (on behalf of Empire) and Husch Blackwell (on behalf of Algonquin) negotiated the merger agreement and related documents.  Algonquin, in its nonbinding indicative proposal (including in a December 17, 2015 call by Mr. Robertson (CEO of Algonquin) to Mr. Beecher to clarify the proposal), in its final proposal and in its mark-ups of the merger agreement included provisions relating to possible continuing roles for Empire’s directors and officers.  Empire, however, did not negotiate with Algonquin concerning future employment or director opportunities for Empire’s directors and officers prior to the execution of the merger agreement.

Certain Financial Forecasts Prepared by Management of Empire

The following disclosure supplements and restates the tables and footnotes on page 44 of the definitive proxy statement.

Fiscal year ending December 31,

($ in millions, except per share data)

	2016E	2017E	2018E	2019E	2020E
Initial Forecast
Total Operating Revenues	$767	$804	$812	$831	$856
Gross Margin(1)	$446	$478	$480	$493	$510
EBITDA(2)	$234	$258	$252	$264	$279
Net Income	$64	$72	$65	$68	$74
Earnings per Share	$1.45	$1.62	$1.45	$1.52	$1.62
Capital Expenditures(3)	$124	$117	$168	$161	$120
EBIT (2)	$146	$163	$150	$157	$168
Effective Tax Rate (Book)	38.1%	38.8%	38.8%	38.8%	38.7%
Depreciation and Amortization	$88	$95	$102	$107	$111
Non-Cash Pension Expense, Net of Pension Funding	$0	$4	$5	$3	$1
(Increase) / Decrease in Net Working Capital	$0	$0	$1	$0	$0
AFUDC Equity Earnings	$(2)	$0	$0	$0	$0
Customer Deposits and Other	$1	$1	$2	$1	$1
Change in Deferred Income Taxes & ITC, Net	$22	$6	$3	$3	$3
	2016E	2017E	2018E	2019E	2020E
Updated Forecast
Total Operating Revenues	$769	$795	$809	$822	$844
Gross Margin(1)	$446	$479	$481	$492	$505
EBITDA(2)	$236	$258	$253	$262	$273
Net Income	$65	$73	$66	$68	$72
Earnings per Share	$1.47	$1.65	$1.49	$1.52	$1.58
Capital Expenditures(3)	$124	$117	$168	$161	$120
EBIT (2)	$148	$164	$151	$155	$163
Effective Tax Rate (Book)	38.0%	38.7%	38.8%	38.9%	38.9%
Depreciation and Amortization	$88	$94	$102	$107	$110
Non-Cash Pension Expense, Net of Pension Funding	$0	$5	$6	$4	$2
(Increase) / Decrease in Net Working Capital	$0	$(1)	$1	$0	$0
AFUDC Equity Earnings	$(2)	$(0)	$(0)	$0	$0
Customer Deposits and Other	$(2)	$2	$2	$1	$1
Change in Deferred Income Taxes & ITC, Net	$40	$26	$13	$5	$(4)
Moelis Calculation:
Unlevered Free Cash Flow (4)	$90	$108	$46	$48	$88

	2016E	2017E	2018E	2019E	2020E
Updated Forecast ITC
Total Operating Revenues	$769	$795	$809	$822	$842
Gross Margin(1)	$446	$479	$481	$491	$504
EBITDA(2)	$236	$258	$253	$261	$272
Net Income	$65	$74	$68	$69	$71
Earnings per Share	$1.47	$1.66	$1.53	$1.53	$1.57
Capital Expenditures(3)	$124	$117	$168	$161	$120
EBIT (2)	$149	$164	$152	$155	$162
Effective Tax Rate (Book)	38.1%	38.7%	38.2%	38.9%	38.9%
Depreciation and Amortization	$88	$94	$101	$106	$110
Non-Cash Pension Expense, Net of Pension Funding	$0	$5	$6	$4	$2
(Increase) / Decrease in Net Working Capital	$0	$(1)	$1	$0	$0
AFUDC Equity Earnings	$(2)	$(1)	$(2)	$0	$0
Customer Deposits and Other	$(1)	$2	$2	$1	$1
Change in Deferred Income Taxes & ITC, Net	$39	$25	$12	$5	$(4)
Moelis Calculation:
Unlevered Free Cash Flow (4) (5)	$91	$107	$45	$48	$87

(1)           Gross Margin is defined as total operating revenues minus fuel and purchased power expense.

(2)           EBITDA is defined as net income before interest expense, income taxes, depreciation and amortization.  EBIT is defined as net income before interest expense and income taxes.

(3)           Gross capital expenditures excluding allowance for funds used during construction, which we refer to as AFUDC, and inclusive of cost of removal expenditures.

(4)           For purposes of Moelis’ discounted cash flow analysis, Moelis used the Updated Forecast ITC to calculate the unlevered free cash flows of Empire by tax effecting earnings before interest and taxes, and adding back the aggregate of depreciation and amortization, non-cash pension expense (net of pension funding), changes in deferred income taxes and investment tax credits, and customer deposits and other cash flow adjustments provided by management, less the sum of capital expenditures, net investment in working capital, and AFUDC earnings.  The unlevered free cash flow calculation derived from the Updated Forecast ITC is included above because Moelis used such calculation in its discounted cash flow analysis described in the section entitled “—Opinion of Moelis & Company LLC—Empire Financial Analysis.”  Although Moelis similarly calculated the unlevered free cash flow using the Updated Forecast, it did not use these calculations in its discounted cash flow analysis described in the section entitled “—Opinion of Moelis & Company LLC—Empire Financial Analysis.”

(5)           For purposes of Moelis’ discounted cashflow analysis, Moelis used the following terminal year values based on the estimated 2020 fiscal year in the Company’s Updated Forecast ITC with certain adjustments provided by the Company: (i) $842 million of total operating revenue; (ii) $272 million of EBITDA; (iii) $162 million of EBIT; (iv) $63 million of tax expense; (v) $110 million of depreciation and amortization; (vi) $0 non-cash pension expense; (vii) $120 million in capital expenditures; (viii) $0 changes in net working capital; (ix) negative $1 million in AFUDC earnings; (x) $0 customer deposits and other; and (xi) $0 change in deferred income taxes & ITC, net.

Opinion of Moelis & Company LLC

The following disclosure supplements and restates the table under the subheading entitled “Selected Precedent Transactions Analysis” on page 47 of the definitive proxy statement.

($ in millions)

					TEV / EBITDA		Equity Value / Net Income
Announcement Date	Acquiror	Target	TEV(1)	Equity Value	Current Year	Next Year	Current Year	Next Year
8/24/15	Emera Incorporated	TECO Energy, Inc.	$9,666	$5,801	10.8x	10.3x	22.6x	21.2x
2/25/15	Iberdrola, S.A.	UIL Holdings Corporation	$4,554	$3,003	9.5x	8.5x	21.7x	20.1x
12/3/14	NextEra Energy, Inc.	Hawaiian Electric Industries, Inc.	$4,285	$2,676	10.5x	9.9x	21.9x	20.9x
10/20/14	Macquarie Infrastructure Partners Inc. consortium	Cleco Corporation	$4,678	$3,371	10.5x	10.3x	21.4x	20.9x
6/23/14	WEC Energy Group, Inc. (f/k/a Wisconsin Energy Corporation)	Integrys Energy Group, Inc.	$8,337	$5,810	10.8x	10.6x	20.0x	18.4x
4/30/14	Exelon Corporation	Pepco Holdings, Inc.	$12,250	$6,885	9.8x	9.2x	22.7x	20.7x
12/11/13	Fortis Inc.	UNS Energy Corporation	$4,244	$2,525	8.9x	8.1x	19.7x	17.5x
5/29/13	Berkshire Hathaway Energy Company (f/k/a MidAmerican Energy Holdings Company)	NV Energy, Inc.	$10,391	$5,621	8.9x	8.7x	18.1x	17.4x
2/21/12	Fortis Inc.	CH Energy Group, Inc.	$1,470	$978	9.8x	9.5x	19.8x	18.4x

(1)           Transaction value reflected as total enterprise value.

The following disclosure supplements and restates the first full paragraph on page 48 of the definitive proxy statement.

Selected Public Companies Analysis.    Moelis reviewed financial and stock market information of the following eight companies that Moelis considered generally relevant as publicly traded companies that primarily operate both electric and natural gas utilities under state and federal regulatory regimes with proximate enterprise values as Empire or operate in similar jurisdictions as Empire, which are collectively referred to as the Moelis selected companies:

($ in millions)

Company	Net Debt	Market Cap	Enterprise Value (EV)	EV / EBITDA 2015E	EV / EBITDA 2016E	EV / EBITDA 2017E	P / E 2015E	P / E 2016E	P / E 2017E
Ameren Corporation	$7,092	$11,356	$18,590	8.7x	8.2x	7.9x	17.9x	17.2x	16.2x
ALLETE, Inc.	$1,495	$2,629	$4,126	10.5x	10.0x	9.1x	16.1x	16.2x	14.9x
Avista Corp.	$1,718	$2,356	$4,074	10.1x	9.4x	8.9x	19.2x	18.4x	17.6x
El Paso Electric Co.	$1,240	$1,679	$2,920	11.8x	10.5x	9.9x	20.6x	16.2x	15.5x
Great Plains Energy Incorporated	$4,095	$4,470	$8,604	10.0x	8.9x	8.5x	20.6x	16.4x	15.7x
Northwestern Corporation	$2,019	$2,801	$4,820	11.8x	11.2x	10.7x	18.4x	17.1x	16.2x
PNM Resources, Inc.	$2,344	$2,581	$5,009	9.8x	9.2x	8.1x	20.2x	19.7x	16.7x
Westar Energy, Inc.	$3,458	$6,428	$9,899	10.5x	9.4x	9.0x	20.5x	18.5x	17.6x

Legal Proceedings Regarding the Merger

The following disclosure supplements and restates the first full paragraph on page 67 of the definitive proxy statement.

On March 24, 2016, a purported shareholder of Empire filed a complaint styled as a class action lawsuit in the District Court for the 3rd Judicial District, in and for Shawnee County, Kansas (the “Court”). The shareholder filed an amended complaint on April 15, 2016. The case caption for the lawsuit is as follows:

The following disclosure is inserted as the third and fourth full paragraphs on page 67 of the definitive proxy statement.

On June 7, 2016, following arm’s length negotiations, Empire and other defendants entered into a Memorandum of Understanding (the “MOU”) providing for the settlement, subject to court approval, of all claims asserted in the Halberstam complaint against all defendants.  In connection with the MOU, Empire has agreed to make additional disclosures related to the merger in this proxy statement.  Empire and the other defendants that entered into the MOU did so solely to avoid the costs, risks and uncertainties inherent in litigation and without admitting any liability or wrongdoing, and vigorously denied, and continue to vigorously deny, that they committed any violation of law or engaged in any wrongful acts alleged in the Halberstam complaint.

The parties to the MOU have agreed to attempt in good faith to finalize and execute a stipulation of settlement and to present the stipulation of settlement to the Court for final approval. The stipulation of settlement will be subject to customary conditions, including approval by the Court. The stipulation of settlement will provide for, among other things, certification of the alleged class as a non-opt-out class action and an award of plaintiff’s reasonable attorneys’ fees and expenses.  The stipulation of settlement will also provide for the release of any and all claims arising out of or relating to the merger.  The settlement is subject to final Court approval following notice to the class members.  There can be no assurance that the settling parties will ultimately enter into a stipulation of settlement or that the Court will approve the settlement.  In such event, or if the merger is not consummated for any reason, the proposed settlement will be null and void and of no force and effect.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

The proposed transaction will be submitted to shareholders of Empire for their consideration at a special meeting to be held on June 16, 2016. In connection with the proposed transaction, on May 3, 2016, Empire filed a definitive proxy statement and a form of proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the special meeting. The definitive proxy statement was mailed to Empire shareholders of record as of May 2, 2016, the record date fixed by the Empire’s board of directors for the special meeting. This communication is not a substitute for the definitive proxy statement. EMPIRE SHAREHOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT CAREFULLY AND IN ITS ENTIRETY BECAUSE THE DEFINITIVE PROXY STATEMENT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The definitive proxy statement and other relevant documents filed by Empire with the SEC, when filed, are available free of charge at the SEC’s website (www.sec.gov), at Empire’s website at www.empiredistrict.com, by sending a written request to The Empire District Electric Company, Attn: Corporate Secretary, 602 S. Joplin Avenue, Joplin, MO 64801 or by calling (417) 625-5100.  If you would like to request documents from us, please do so by June 9, 2016 to receive them before the special meeting.

FORWARD-LOOKING STATEMENTS

Certain matters discussed in this proxy supplement and the definitive proxy statement are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including statements about beliefs, expectations, estimates, projections, goals, forecasts, assumptions, risks and uncertainties, are forward looking statements.  Forward looking statements are often characterized by the use of words such as “believes,” “estimates,” “expects,” “projects,” “may,” “intends,” “plans,” “anticipates,” “pro forma,” “predicts,” “seeks,” “could,” “would,” “will,” “can,” “continue” or “potential” and the negative of these terms or other comparable or similar terminology or expressions.  The forward looking statements in this proxy statement include, without limitation, statements relating to Liberty Central’s proposed acquisition of Empire, shareholder and regulatory approvals, the completion of the proposed transaction and our financial forecasts.  These statements reflect Empire’s management’s current beliefs and are based on information currently available to Empire management.  Forward looking statements involve significant risk, uncertainties and assumptions.  Certain factors or assumptions have been applied in drawing the conclusions contained in the forward looking statements (some of which may prove to be incorrect).  Empire cautions readers that a number of factors could cause actual results, performance or achievement to differ materially from the results discussed or implied in the forward looking statements.  Important factors that could cause actual results, performance and achievements to differ materially from those indicated by any such forward looking statements include risks and uncertainties relating to the following: (i) the risk that Empire may be unable to obtain shareholder approval for the proposed transaction or that Liberty Central or Empire may be unable to obtain governmental and regulatory approvals required for the proposed transaction, or required governmental and regulatory approvals may delay the proposed transaction; (ii) the risk that a condition to the closing of the proposed transaction may not be satisfied; (iii) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; or could otherwise cause the failure of the merger to close; (iv) the failure of Liberty Central or Algonquin to obtain any financing necessary to complete the merger; (v) the outcome of any legal proceedings, regulatory proceedings or enforcement matters that have been or may be instituted against Empire and others relating to the merger agreement; (vi) the receipt of an unsolicited offer from another party to acquire assets or capital stock of Empire that could interfere with the proposed merger; (vii) the timing to consummate the proposed transaction; (viii) disruption from the proposed transaction making it more difficult to maintain relationships with customers, employees, regulators or suppliers; (ix) the diversion of management time and attention on the transaction; (x) the amount of costs, fees, expenses and charges related to the merger; (xi) the effect and timing of changes in laws or in governmental regulations (including environmental laws and regulations) that could adversely affect our participation in the merger; and (xii) other factors discussed or referred to in the “Certain Financial Forecasts Prepared by the Management of Empire” section of the definitive proxy statement, as supplemented by this proxy supplement, the “Risk Factors” or “Forward Looking Statements” sections of Empire’s most recent Annual Report on Form 10-K and quarterly report on Form 10-Q, each filed with the SEC and in subsequently filed Forms 10-Q and 8-K.

There can be no assurance that the proposed transaction will be completed, or if it is completed, that it will close within the anticipated time period.  These factors should be considered carefully and undue reliance should not be placed on the forward looking statements.  Each forward looking statement in this proxy supplement speaks only as of the date of the particular statement.  For additional information with respect to certain of the risks or factors, reference should be made to Empire’s filings with the SEC.  Except as required by law, Empire disclaims any intention or obligation to update or revise any forward looking statements, whether as a result of new information, future events or otherwise.